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                                                                    EXHIBIT 3.88

                                STATE of DELAWARE
                            LIMITED LIABILITY COMPANY
                            CERTIFICATE of FORMATION


                  FIRST: The name of the limited liability company is Partners Health Group - Texas, LLC.

                  SECOND: The address of its registered office in the State of Delaware is 30 Old Rudnick Lane, Suite 100 in the City of Dover, County of Kent. The name of its Registered Agent at such address is Lexis Document Services, Inc.

                  THIRD: None.

                  FOURTH: None.